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                                                                 Exhibit (a)(11)


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                                 Orthopaedic Division
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                                 Smith & Nephew, Inc.
                                 1450 Brooks Rd, Memphis, TN 38116 U.S.A.
                                 901-396-2121, For information: 1-800-821-5700
                                 For orders and order inquiries: 1-800-238-7538

                                 Smith+Nephew
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News Release

Contact:  Betty Cole
          Director of Communications
          Smith & Nephew, Inc.
          901-399-6166


           SMITH & NEPHEW, INC. ANNOUNCES COMPLETION OF TENDER OFFER

     Memphis, Tennessee -September 1, 1999- Smith & Nephew, Inc. today announced that its tender offer through its subsidiary for all of the outstanding shares of common stock of Exogen, Inc. (Nasdaq Symbol: EXGN) expired at 12:00 midnight, New York City time, on Tuesday, August 31, 1999. Smith & Nephew was advised by Registrar and Transfer Company, the depositary for the offer, that as of 5:00 p.m. New York City time on August 31, 11,529,197 shares of Exogen's common stock were validly tendered, which, together with the shares owned by an affiliate of Smith & Nephew, Inc. represent 96.47% of the outstanding shares. The number of shares tendered includes 87,345 shares tendered pursuant to guaranteed delivery procedures. All conditions to the closing of the purchase of the shares tendered pursuant to the offer have been satisfied or waived.

     The tendered shares were accepted for payment by a Smith & Nephew subsidiary as of the expiration of the offer. It is expected that such Smith & Nephew subsidiary will be merged with and into Exogen later this month, with each share of Exogen not purchased in the tender offer being converted into the right to receive $5.15 in cash.

     Smith & Nephew, Inc. is a wholly owned subsidiary of Smith & Nephew plc and is headquartered in Memphis, Tennessee. Smith & Nephew plc is a global healthcare company that markets a wide range of technologically advanced products principally in the areas of orthopaedics, endoscopy and wound management.

                                   more . . .
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     Exogen, headquartered in Piscataway, New Jersey, is a leading producer of non-invasive ultrasound devices for accelerated healing of bone fractures. Exogen also has a portfolio of pre-clinical developments, including non-invasive devices for cartilage repair and osteoporosis treatment.

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